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                                                                    Exhibit 23.1


                                [PCW Letterhead]
                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Form S-4 concerning the merger of First Philson Financial Corporation into BT Financial Corporation of our report, dated January 27, 1999, except for Note 22, as to which the date is February 23, 1999, on our audits of the consolidated financial statements of BT Financial Corporation and affiliates as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts".

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
600 Grant Street
Pittsburgh, PA 15219-2777

Dated: April 14, 1999